Exhibit 99.3

繆 氏 律 師 事 務 所

MIAO & CO.

與 漢坤律師事務所（中華人民共和國律師行）聯營

In Association with HAN KUN LAW OFFICES (PRC Law Firm)

香港中環皇后大道中15號置地廣場公爵大廈39樓3901-05室

Rooms 3901-05, 39/F., Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong

TEL: (852) 2820 5600; FAX: (852) 2820 5611

Date: July 17, 2019

BY POST

9F Inc.

Jiufu Building

Rongxin Technology Center,

Chaoyang District

Beijing, PRC

Dear Sirs,

Re:         9F Inc. (the “Company”)

A. INTRODUCTION

1.                                     We, Miao & Co. (in Association with Han Kun Law Offices), act for the Company (together with its subsidiaries, the “Group”) as its legal advisers on matters of the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date (the “Act”) (the “Document”), relating to the offering by the Company of certain American depositary shares, representing the Company’s Class A ordinary shares of par value US$0.00001 each (the “Transaction”).

2.                                     This letter is limited to the laws of Hong Kong in force as at the date hereof as currently applied by the Hong Kong courts and given on the basis that they will be governed by and construed in accordance with the Hong Kong law. We express no opinion as to the laws of any other jurisdictions or as to factual matters. We have assumed that there is nothing in the laws of any other jurisdiction which affects the opinions in this opinion letter, and we have made no investigation of, and express no opinion in relation to, the laws of any other jurisdiction for the purposes of this letter. In this letter, a reference to “laws” or “law” is a reference to the common law, principles of equity and laws and regulations constituted or evidenced by documents available to the public generally.

3.                                     In giving the opinion below, we have examined only the Document and no other document, and we have relied upon the assumptions set out in paragraph 5 or elsewhere herein, which we have not independently verified, and the opinion is subject to the qualifications and reservations set out in paragraph 6 or elsewhere herein.

B. OPINION

4.                                     Based solely on the Document and the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date this letter as we consider relevant, we are of the view that: the description of Hong Kong laws and the legal matters relating to Group’s business activities in Hong Kong with respect to the SFC rules and regulations, if any, set forth in the Document under the captions “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Regulation” and “Legal Matters” in each case insofar as such statements summarize Hong Kong laws and the legal matters relating to the Group’s business activities in Hong Kong with respect to the SFC rules and regulations, correctly and fairly summarizes and describes the matters referred to therein in all material respects, and nothing has been omitted from such description which would make the same misleading in any material aspect.

C. ASSUMPTIONS

5.                                     The opinions set out in this letter are based upon the following assumptions:

(a)                                all statements of fact contained in the Document are true, accurate and complete and not misleading in any respect; and

(b)                                no laws other than Hong Kong laws would affect the opinions stated herein but that, insofar as the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been complied with.

D. QUALIFICATIONS

6.                                     The opinions set out in this letter is subject to the following qualifications:

(a)                                the description of Hong Kong laws as referred to in paragraph 5 in this letter only set out the relevant Hong Kong laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter;

(b)                                we expressly disclaim any of our liabilities in any part of the Document other than the description of Hong Kong laws and the legal matters relating to the Group’s business activities in Hong Kong as referred to in paragraph 4 in this letter;

(c)                                 the opinions in this opinion letter is given based solely on the description of the business and activities of the Group set out in the Document and we express no opinion on the accuracy and completeness thereon;

(d)                                we express no opinion as to the past, present or future financial performance or good standing or the business prospect of the Group;

(e)                                 on 1 July 1997 Hong Kong became the Hong Kong Special Administrative Region of the PRC. On 4 April 1990 the National People’s Congress of the PRC (the “NPC”) adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30 June 1997, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained, except for any that contravene the Basic Law, and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force on 30 June 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law. On 23 February 1997 the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that the “laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is The Application of English Law Ordinance (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving the opinions set out in this letter that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively from 1 July 1997 and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. The judgment of the Court of Appeal of the High Court of Hong Kong in HKSAR v Ma Wai Kwan David and Others supports this assumption. We have assumed that no laws in effect in Hong Kong prior to 1 July 1997 relevant to the opinions expressed in this letter will be treated as contravening the Basic Law, and that no such laws will require any modification, adaptations, limitations and exceptions in any material manner in order to bring them into conformity with the status of Hong Kong as a Special Administrative Region of the PRC. We are not able to predict, and accordingly are unable to express an opinion on, whether laws in effect in Hong Kong prior to 1 July 1997 may in future be found to contravene the Basic Law; and

(f)                                  we express no opinion as to taxation or accounting matters.

E. OTHERS

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Document, and to the reference to our name in such Document.

Yours faithfully,

/s/ Miao & Co. (in Association with Han Kun Law Offices)